Exhibit 99.6

TEMPO AUTOMATION, INC.

2015 EQUITY INCENTIVE PLAN

NOTICE OF STOCK OPTION GRANT

Optionee Name and address: [as set forth in the eShares record associated with this grant]

You have been granted an option to purchase Common Stock of Tempo Automation, Inc., a Delaware corporation (the “Company”), as follows:

Date of Grant:	[as set forth in the eShares record associated with this grant]

Exercise Price per Share:	$[as set forth in the eShares record associated with this grant]

Total Number of Shares:	[as set forth in the eShares record associated with this grant]

Total Exercise Price:	$[as set forth in the eShares record associated with this grant]

Type of Option:	[as set forth in the eShares record associated with this grant]

Expiration Date:	[as set forth in the eShares record associated with this grant]

Vesting Commencement Date:	[as set forth in the eShares record associated with this grant]

Vesting/Exercise Schedule:	So long as your Continuous Service Status does not terminate, the Shares underlying this Option shall vest and become exercisable in accordance with the following Schedule: [as set forth in the eShares record associated with this grant].

Notwithstanding the above, if a Change of Control occurs pursuant to which this Option is to be terminated (in whole or in part), the vesting and exercisability of this Option shall accelerate such that this Option shall become vested and exercisable in full prior to the consummation of the Change of Control at such time and on such conditions as the Company shall determine. The Company shall notify Optionee that this Option will terminate at least 5 days prior to the date on which this Option terminates.

Termination Period:	You may exercise this Option for [the period as set forth in the eShares record associated with this grant] after termination of your Continuous Service Status except as set out in Section 5 of the Stock Option Agreement or as contemplated by the remainder of this paragraph (but in no event later than the Expiration Date). You are responsible for keeping track of these exercise periods following the termination of your Continuous Service Status for any reason. The Company will not provide further notice of such periods. Notwithstanding the foregoing provisions of this paragraph, in the event that (i) your Continuous Service Status has continued for a period of twenty-four (24) months prior to your Termination Date and (ii) your Continuous Service Status is terminated other than as a result of your death, and other than by the Company for Cause, you may, within the twenty-nine (29) day period immediately following the Termination Date (the “Election Period”) submit a completed and executed extension form in the form attached hereto as Attachment 1 or such other form as may be specified by the Company (the “Extension Form” and such submission the “Extension Election”) to elect to extend the period during which this option may be exercised following the Termination Date from [the period as set forth in the eShares record associated with this grant] to a period ending on the earliest of (x) the seventh anniversary of the Termination Date, (y) the Expiration Date, and (z) the tenth anniversary of the Date of Grant. For any Extension Election to be effective, you must be eligible to make an Extension Election in accordance with the terms hereof and the Extension Form must be fully and properly completed and submitted to and received by the Company in accordance with the notice provisions of Section 11(e) of the Stock Option Agreement prior to the expiration of the Election Period.

Transferability:	You may not transfer this Option except as set forth in Section 6 of the Stock Option Agreement. You must obtain Company approval prior to any transfer of the Shares received upon exercise of this Option.

By your signature and the signature of the Company’s representative below (which signatures may be either manual or electronic, including via application through eShares or similar platform), you and the Company agree that this Option is granted under and governed by the terms and conditions of this Notice and the Tempo Automation, Inc. 2015 Equity Incentive Plan and Option Agreement, both of which are attached to (either directly or by reference) and made a part of this Notice.

In addition, you agree and acknowledge that your rights to any Shares underlying this Option will be earned only as you provide services to the Company over time, that the grant of this Option is not as consideration for services you rendered to the Company prior to your date of hire, and that nothing in this Notice or the attached documents confers upon you any right to continue your employment or consulting relationship with the Company for any period of time, nor does it interfere in any way with your right or the Company’s right to terminate that relationship at any time, for any reason, with or without cause. Also, to the extent applicable, the Exercise Price Per Share has been set in good faith compliance with the applicable guidance issued by the IRS under Section 409A of the Code. However, there is no guarantee that the IRS will agree with the valuation, and by signing below (which signature may be either manual or electronic, including via application through eShares or similar platform), you agree and acknowledge that the Company, its Board, officers, employees, agents and stockholders shall not be held liable for any applicable costs, taxes, or penalties associated with this Option if, in fact, the IRS or any other person (including, without limitation, a successor corporation or an acquirer in a Change of Control) were to determine that this Option constitutes deferred compensation under Section 409A of the Code. You should consult with your own tax advisor concerning the tax consequences of such a determination by the IRS. For purposes of this paragraph, the term “Company” will be interpreted to include any Parent, Subsidiary or Affiliate.

THE COMPANY

TEMPO AUTOMATION, INC.

By:

Name:

Title:

OPTIONEE:

(Print Name) [as set forth above and/or in the eShares record associated with this grant]

(Signature)

Address:
[as set forth in the eShares record associated with this grant]

TEMPO AUTOMATION, INC.

STOCK OPTION AGREEMENT

1.           Grant of Option. Tempo Automation, Inc., a Delaware corporation (the “Company”), hereby grants to the person (“Optionee”) named in the Notice of Stock Option Grant (the “Notice”), an option (the “Option”) to purchase the total number of shares of Common Stock (the “Shares”) set forth in the Notice, at the exercise price per Share set forth in the Notice (the “Exercise Price”) subject to the terms, definitions and provisions of the Tempo Automation 2015 Equity Incentive Plan (the “Plan”) adopted by the Company, which is incorporated in this Stock Option Agreement (this “Agreement”) by reference. Unless otherwise defined in this Agreement, the terms used in this Agreement or the Notice shall have the meanings defined in the Plan.

2.           Designation of Option. This Option is intended to be an Incentive Stock Option as defined in Section 422 of the Code only to the extent so designated in the Notice, and to the extent it is not so designated or to the extent this Option does not qualify as an Incentive Stock Option, it is intended to be a Nonstatutory Stock Option.

Notwithstanding the above, if designated as an Incentive Stock Option, in the event that the Shares subject to this Option (and all other incentive stock options granted to Optionee by the Company or any Parent or Subsidiary, including under other plans) that first become exercisable in any calendar year have an aggregate fair market value (determined for each Share as of the date of grant of the option covering such Share) in excess of $100,000, the Shares in excess of $100,000 shall be treated as subject to a nonstatutory stock option, in accordance with Section 5(c) of the Plan.

3.           Exercise of Option. This Option shall be exercisable during its term in accordance with the Vesting/Exercise Schedule set out in the Notice and with the provisions of Section 7(c) of the Plan as follows:

(a)	Right to Exercise.

(i)	This Option may not be exercised for a fraction of a share.

(ii)	In the event of Optionee’s death, Disability or other termination of Continuous Service Status, the exercisability of this Option is governed by Section 5 below, subject to the limitations contained in this Section 3.

(iii)	In no event may this Option be exercised after the Expiration Date set forth in the Notice

(b)	Method of Exercise.

(i)         This Option shall be exercisable by execution and delivery of the Exercise Agreement attached hereto as Exhibit A or as referenced in the eShares record associated with this grant or of any other form of written notice approved for such purpose by the Company which shall state Optionee’s election to exercise this Option, the number of Shares in respect of which this Option is being exercised, and such other representations and agreements as to the holder’s investment intent with respect to such Shares as may be required by the Company pursuant to the provisions of the Plan. Such written notice shall be signed by Optionee (either manually or electronically, including via application through eShares or similar platform) and shall be delivered to the Company by such means as are determined by the Company in its discretion to constitute adequate delivery. The written notice shall be accompanied by payment of the aggregate Exercise Price for the purchased Shares.

(ii)         As a condition to the exercise of this Option and as further set forth in Section 9 of the Plan, Optionee agrees to make adequate provision for federal, state or other applicable tax, withholding, required deductions or other payments, if any, which arise upon the grant, vesting or exercise of this Option, or disposition of Shares, whether by withholding, direct payment to the Company, or otherwise, as determined by the Company in its sole discretion.

(iii)         The Company is not obligated, and will have no liability for failure, to issue or deliver any Shares upon exercise of this Option unless such issuance or delivery would comply with the Applicable Laws, with such compliance determined by the Company in consultation with its legal counsel. This Option may not be exercised until such time as the Plan has been approved by the holders of capital stock of the Company, or if the issuance of such Shares upon such exercise or the method of payment of consideration for such Shares would constitute a violation of any Applicable Laws, including any applicable U.S. federal or state securities laws or any other law or regulation, including any rule under Part 221 of Title 12 of the Code of Federal Regulations as promulgated by the Federal Reserve Board. As a condition to the exercise of this Option, the Company may require Optionee to make any representation and warranty to the Company as may be required by the Applicable Laws. Assuming such compliance, for income tax purposes the Shares shall be considered transferred to Optionee on the date on which this Option is exercised with respect to such Shares.

(iv)         Subject to compliance with Applicable Laws, this Option shall be deemed to be exercised upon receipt by the Company of the appropriate written notice of exercise accompanied by the Exercise Price and the satisfaction of any applicable obligations described in Section 3(b)(ii) above.

4.           Method of Payment. Payment of the Exercise Price shall be by cash or check or, following the initial public offering of the Company’s Common Stock, by Cashless Exercise pursuant to which the Optionee delivers an irrevocable direction to a securities broker (on a form prescribed by the Company and according to a procedure established by the Company).

5.           Termination of Relationship. Following the date of termination of Optionee’s Continuous Service Status for any reason (the “Termination Date”), Optionee may exercise this Option only as set forth in the Notice and this Section 5. If Optionee does not exercise this Option within the Termination Period set forth in the Notice or the termination periods set forth below, this Option shall terminate in its entirety. In no event, may any Option be exercised after the Expiration Date of this Option as set forth in the Notice. All vesting of the Optioned Stock will cease immediately upon the occurrence of the Termination Date for any reason.

(a)           General Termination. In the event of termination of Optionee’s Continuous Service Status other than as a result of Optionee’s Disability or death, Optionee may, to the extent Optionee is vested in the Optioned Stock, exercise this Option during the Termination Period set forth in the Notice, as such Termination Period may be extended as set forth in the Notice.

(b)           Termination upon Disability of Optionee. In the event of termination of Optionee’s Continuous Service Status as a result of Optionee’s Disability, Optionee may, but only within 12 month(s) following the Termination Date (but subject to extension as set forth in the Notice), exercise this Option to the extent Optionee is vested in the Optioned Stock.

(c)           Death of Optionee. In the event of termination of Optionee’s Continuous Service Status as a result of Optionee’s death, or in the event of Optionee’s death within 3 month(s) following Optionee’s Termination Date, this Option may be exercised at any time within 12 month(s) following the Termination Date, or if later, 12 month(s) following the date of death by any beneficiaries designated in accordance with Section 15 of the Plan or, if there are no such beneficiaries, by the Optionee’s estate, or by a person who acquired the right to exercise the Option by bequest or inheritance, but only to the extent Optionee is vested in the Optioned Stock.

(d)           [Intentionally Omitted]

6.            Non-Transferability of Option. This Option may not be transferred in any manner otherwise than by will or by the laws of descent or distribution and may be exercised during the lifetime of Optionee only by him or her. The terms of this Option shall be binding upon the executors, administrators, heirs, successors and assigns of Optionee.

7.           Lock-Up Agreement. If so requested by the Company or the underwriters in connection with the initial public offering of the Company’s securities registered under the Securities Act of 1933, as amended (the “Securities Act”), Optionee shall not sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any securities of the Company however or whenever acquired (except for those being registered) without the prior written consent of the Company or such underwriters, as the case may be, for 180 days from the effective date of the registration statement, plus such additional period, to the extent required by FINRA rules, up to a maximum of 216 days from the effective date of the registration statement, and Optionee shall execute an agreement reflecting the foregoing as may be requested by the underwriters at the time of such offering.

8.           Effect of Agreement. Optionee acknowledges receipt of a copy of the Plan and represents that he or she is familiar with the terms and provisions thereof (and has had an opportunity to consult counsel regarding the Option terms), and hereby accepts this Option and agrees to be bound by its contractual terms as set forth herein and in the Plan. Optionee hereby agrees to accept as binding, conclusive and final all decisions and interpretations of the Administrator regarding any questions relating to this Option. In the event of a conflict between the terms and provisions of the Plan and the terms and provisions of the Notice and this Agreement, the Plan terms and provisions shall prevail.

9.           Imposition of Other Requirements. The Company reserves the right to impose other requirements on Optionee’s participation in the Plan, on the Option and on any Award or Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable in order to comply with Applicable Laws or facilitate the administration of the Plan. Optionee agrees to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing. Furthermore, Optionee acknowledges that the laws of the country in which Optionee is working at the time of grant, vesting and exercise of the Option or the sale of Shares received pursuant to this Agreement (including any rules or regulations governing securities, foreign exchange, tax, labor, or other matters) may subject Optionee to additional procedural or regulatory requirements that Optionee is and will be solely responsible for and must fulfill.

10.           Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to Optionee’s current or future participation in the Plan by electronic means or to request Optionee’s consent to participate in the Plan by electronic means. Optionee hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

11.           Miscellaneous.

(a)           Governing Law. The validity, interpretation, construction and performance of this Agreement, and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the state of California, without giving effect to principles of conflicts of law. For purposes of litigating any dispute that may arise directly or indirectly from this Agreement, the parties hereby submit and consent to the exclusive jurisdiction of the state of California and agree that any such litigation shall be conducted only in the courts of California or the federal courts of the United States located in California and no other courts.

(b)           Entire Agreement. This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter herein and supersedes all prior or contemporaneous discussions, understandings and agreements, whether oral or written, between them relating to the subject matter hereof.

(c)           Amendments and Waivers. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, shall be effective unless in writing signed by the parties to this Agreement (which signature may be either manual or electronic, including via application through eShares or similar platform). No delay or failure to require performance of any provision of this Agreement shall constitute a waiver of that provision as to that or any other instance.

(d)           Successors and Assigns. Except as otherwise provided in this Agreement, this Agreement, and the rights and obligations of the parties hereunder, will be binding upon and inure to the benefit of their respective successors, assigns, heirs, executors, administrators and legal representatives. The Company may assign any of its rights and obligations under this Agreement. No other party to this Agreement may assign, whether voluntarily or by operation of law, any of its rights and obligations under this Agreement, except with the prior written consent of the Company.

(e)           Notices. Any notice, demand or request required or permitted to be given under this Agreement shall be in writing and shall be deemed sufficient when delivered personally or by overnight courier or sent by email, or 48 hours after being deposited in the U.S. mail as certified or registered mail with postage prepaid, addressed to the party to be notified at such party’s address as set forth on the signature page (or as set forth in the eShares record associated with this Agreement), as subsequently modified by written notice, or if no address is specified on the signature page (or as set forth in the eShares record associated with this Agreement), at the most recent address set forth in the Company’s books and records.

(f)           Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.

(g)           Construction. This Agreement is the result of negotiations between and has been reviewed by each of the parties hereto and their respective counsel, if any; accordingly, this Agreement shall be deemed to be the product of all of the parties hereto, and no ambiguity shall be construed in favor of or against any one of the parties hereto.

(h)           Counterparts. This Agreement may be executed in any number of counterparts (either manually or electronically or via application through eShares or similar platform), each of which when so executed and delivered shall be deemed an original, and all of which together shall constitute one and the same agreement.

Attachment 1

TEMPO AUTOMATION, INC.

2015 EQUITY INCENTIVE PLAN

EXTENSION FORM

This form (the “Extension Form”) is being executed by the undersigned and submitted to Tempo Automation, Inc., a Delaware corporation (the “Company”), and upon proper completion, execution and timely submission to the Company constitutes an “Extension Election” (provided that the undersigned is eligible to make such an Extension Election) as contemplated by the Notice of Grant with respect to that certain Option Agreement between the Company and the undersigned with a date of grant of ____________________ (such option the “Option”), pursuant to which the undersigned is the “Optionee” as defined therein. Unless otherwise defined in this Extension Form, the terms used herein shall have the meanings defined in the Option and the Company’s 2015 U.S. Equity Incentive Plan.

Optionee’s Termination Date was __________________________ [fill in applicable date] and this Extension Election is being made in connection with the termination of Optionee’s Continuous Service Status and within the Election Period.

The undersigned hereby elects to extend the period during which the Option may be exercised following the Termination Date from ________________________ [insert the period as set forth in the eShares record associated with the Option] to a period ending on the earlier of (x) the seventh anniversary of the Termination Date and (y) the Expiration Date.

For this Extension Election to be effective, this Extension Form must be fully and properly completed by the Optionee and submitted to and received by the Company in accordance with the notice provisions of Section 11(e) of the Option prior to the expiration of the Election Period. An Extension Election, once made, is irrevocable.

OPTIONEE:

(Print Name)

(Signature)

Dated:

Receipt and Eligibility of Optionee Acknowledged:

THE COMPANY

TEMPO AUTOMATION, INC.

By:
Name:
Title:
Date: